Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2005-2XS
Schedule of Year-To-Date Principal and Interest Distributions to Certificateholders for 2005
Class	Interest	Principal	Realized	Ending
	Distribution	Paid	Losses	Balance
A1I	3,728,214.55	83,682,158.56	0.00	74,954,841.44
A1II	694,062.28	4,815,313.01	0.00	15,184,686.99
A2AI	2,053,332.40	0.00	0.00	49,681,000.00
A2BI	895,154.58	0.00	0.00	22,000,000.00
A2II	6,103,942.12	34,454,286.96	0.00	108,648,713.04
A3I	1,053,159.26	0.00	0.00	23,942,000.00
A4I	1,271,025.69	0.00	0.00	25,876,000.00
A5BI	900,248.93	0.00	0.00	21,126,000.00
CX	24,180.89	0.00	0.00	0.00
M1	393,916.11	0.00	0.00	11,247,000.00
M2	350,175.24	0.00	0.00	9,248,000.00
M3	213,023.52	0.00	0.00	4,997,000.00
P	348,807.70	0.00	0.00	100.00
R	0.00	0.00	0.00	0.00
X	6,055,093.28	0.00	0.00	1,749,402.01